EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E January 26, 2006	For additional information: Raj Agrawal Vice President Treasurer and Investor Relations (651) 787-1068
DELUXE REPORTS 2005 FOURTH QUARTER AND FULL-YEAR RESULTS	Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587
•	Issues 2006 guidance
•	Expects operating cash flow to increase significantly in 2006

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported fourth quarter diluted earnings per share (EPS) of $0.76 on net income of $39 million and full-year EPS of $3.09 on net income of $158 million. EPS for the fourth quarter of 2004 was $0.92 on net income of $47 million, and full-year EPS was $3.92 on net income of $198 million.

“We accomplished a great deal in 2005, but our efforts were overshadowed by a fourth quarter that did not meet our expectations,” said Ron Eilers, CEO of Deluxe Corporation. “Several challenges arose, affecting our results. For example, in Small Business Services, inventory shortages for our holiday cards resulted in higher costs and order fulfillment shortfalls. However, we do not believe these issues will have lasting effects on our business. In Financial Services, we were challenged by a shift in orders to less profitable products.”

Eilers added, “At the same time, we made great progress integrating the NEBS business. We are now focused on executing the strategies that will drive sustained growth in Small Business Services and all of Deluxe. In fact, we are beginning to see some of our initiatives take hold.”

Fourth Quarter Performance
Revenue was $432 million in the fourth quarter, compared to $477 million during fourth quarter 2004. The decrease was primarily the result of the loss of a large financial institution client late in 2004, continued pricing pressure, and the overall decline in check usage.

Gross margin was 63.9 percent of revenue for the quarter, compared to 65.4 percent in 2004. The impact of pricing pressure in Financial Services contributed to the decline as did increased labor and material costs within Small Business Services (SBS).

Selling, general, and administrative (SG&A) expense decreased $26 million in the fourth quarter, primarily due to lower performance-based compensation costs and NEBS integration-related synergies.

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Operating income was $75 million in the fourth quarter, down from $85 million last year, due primarily to the revenue decline in Financial Services and Direct Checks, and lower operating margins in SBS due to higher cost of goods sold. Operating margin was 17.4 percent of revenue compared to 17.8 percent in the prior year.

Net income decreased $8 million and diluted EPS decreased $0.16 from 2004, due primarily to lower operating income and a reduction in the 2004 income tax provision as a result of favorable state tax settlements.

Segment Performance
Small Business Services’ revenue was $257 million for the quarter, flat compared to 2004. The Company realized higher revenues from its financial institution referral program, customer retention efforts, and other sales initiatives. The increases were primarily offset by the loss of the large financial institution client. Operating income for the quarter decreased to $35 million, from $38 million in 2004, as integration savings and lower performance-based compensation were offset by higher manufacturing costs, a full allocation of corporate shared services costs to SBS, and investments to support key sales initiatives.

Financial Services’ revenue was $117 million for the quarter, compared to $151 million in 2004. The decrease was primarily the result of continued pricing pressure, and volume declines. As a result, operating income for the quarter decreased to $20 million, from $24 million in 2004. At the same time, however, operating margin improved due to lower performance-based compensation, cost management actions, NEBS acquisition-related synergies, and production efficiencies.

Direct Checks’ revenue was $58 million for the quarter, compared to $68 million in 2004, due to a decline in unit volume as a result of lower response rates. Operating income for the quarter was $20 million compared to $23 million in 2004. However, operating margin was higher than in 2004, primarily the result of shifting a greater percentage of corporate shared services costs to SBS, and reorders, which are more profitable than initial orders, accounting for a larger percentage of total orders.

Full-Year Performance
Revenue was $1.72 billion for 2005, compared to $1.57 billion the previous year. The full-year impact of NEBS resulted in a revenue increase of $308 million, offset by a decrease of $159 million from the other businesses.

Gross margin was 64.6 percent of revenue for the year, compared to 65.8 percent in 2004. The primary drivers of the decline were the full-year inclusion of NEBS’ lower margin business and pricing pressures in Financial Services, offset by lower performance-based compensation and manufacturing efficiencies in Financial Services and Direct Checks.

Selling, general, and administrative expense increased $120 million to 46.8 percent of revenue, compared to 43.6 percent in 2004. The primary contributors were the addition of NEBS’ SG&A expense and acquisition-related amortization expense, partially offset by lower performance-based compensation, synergies from the NEBS acquisition, and cost reductions in response to declining revenue.

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Operating income was $305 million for the year, compared to $348 million last year due to lower operating performance in Financial Services and Direct Checks. Operating margin was 17.8 percent of revenue, compared to 22.2 percent in the prior year.

Net income decreased $40 million and diluted EPS decreased $0.83 from 2004, due primarily to lower operating income and higher interest expense as a result of higher interest rates and the full-year impact of the NEBS acquisition financing.

Business Outlook
The Company expects 2006 first quarter diluted EPS to range from $0.48 to $0.52, and full-year EPS from $2.70 to $2.90.

“We expect our results in the first half of the year to be lower compared to the same period in 2005 due to revenue declines in Financial Services and Direct Checks, combined with spending on two key projects. These initiatives are to migrate to a new order capture system, and expand our SBS call centers as we transition a successful pilot to a full rollout. We believe these investments will start to yield benefits immediately and deliver more significant impact in the second half of the year,” said Eilers.

The Company anticipates operating cash flows to be between $240 and $260 million, up significantly from 2005, primarily due to lower contract acquisition costs and other improvements in working capital. In addition, capital expenditures are expected to be approximately $50 million in 2006.

Eilers concluded with, “We look for three factors in particular to distinguish 2006 from last year. Our strategy of helping financial institution and small business customers succeed will begin to fuel our growth. We expect our share of the financial institution channel to increase as we bring on recent contract wins. Moreover, we will deliver strongly improved cash flows compared to last year.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-288-0329. The presentation also will be available via a simultaneous webcast at www.deluxe.com. An audio replay of the call will be available through midnight on February 2 by calling 320-365-3844 (access code 813223); both audio and slides will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

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Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business and continued consolidation of financial institutions negatively impacting Company results; relationships with the Company’s major suppliers; our ability to successfully complete enhancements to our systems, including a project undertaken to replace portions of our existing sales and distribution platforms; unanticipated delays, costs and expenses in the development and marketing of new products and services; risks and costs associated with the Company’s growth initiatives; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended September 30, 2005.

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Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2005		2004
Revenue	$432		$477
Cost of goods sold	156	36.1%	165	34.6%

Gross profit	276	63.9%	312	65.4%

Selling, general and administrative expense	201	46.5%	227	47.6%

Operating income	75	17.4%	85	17.8%

Interest expense	(15)	(3.5%)	(14)	(2.9%)
Interest income	1	0.2%	1	0.2%

Income before income taxes	61	14.1%	72	15.1%

Provision for income taxes	22	5.1%	25	5.2%

Income from continuing operations	39	9.0%	47	9.9%

Discontinued operations	—	—	—	—

Net income	$39	9.0%	$47	9.9%

Weighted average dilutive shares outstanding	51.0		50.7

Basic per share information:
Income from continuing operations	$0.76		$0.94
Net income	$0.77		$0.93

Diluted per share information:
Income from continuing operations	$0.76		$0.93
Net income	$0.76		$0.92

Continuing operations:
Capital expenditures	$13		$18
Depreciation and amortization expense	$25		$31
EBITDA*	$100		$116
Number of employees-end of period	8,720		8,957

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Quarter Ended December 31,
	2005	2004
EBITDA	$100	$116
Provision for income taxes	(22)	(25)
Interest expense, net	(14)	(13)
Depreciation and amortization	(25)	(31)

Net income	$39	$47

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DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2005		2004
Revenue	$1,716		$1,567
Cost of goods sold	608	35.4%	536	34.2%

Gross profit	1,108	64.6%	1,031	65.8%

Selling, general and administrative expense	803	46.8%	683	43.6%

Operating income	305	17.8%	348	22.2%

Other income	1	0.1%	—	—

Income before interest and taxes	306	17.8%	348	22.2%

Interest expense	(56)	(3.3%)	(32)	(2.0%)
Interest income	1	0.1%	1	0.1%

Income before income taxes	251	14.6%	317	20.2%

Provision for income taxes	93	5.4%	118	7.5%

Income from continuing operations	158	9.2%	199	12.7%

Discontinued operations	—	—	(1)	(0.1%)

Net income	$158	9.2%	$198	12.6%

Weighted average dilutive shares outstanding	50.9		50.5

Basic per share information:
Income from continuing operations	$3.12		$3.96
Net income	$3.11		$3.95

Diluted per share information:
Income from continuing operations	$3.10		$3.93
Net income	$3.09		$3.92

Continuing operations:
Capital expenditures	$56		$44
Depreciation and amortization expense	$108		$94
EBITDA*	$414		$442
Number of employees-end of period	8,720		8,957

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Year Ended December 31,
	2005	2004
EBITDA	$414	$442
Discontinued operations	—	(1)
Provision for income taxes	(93)	(118)
Interest expense, net	(55)	(31)
Depreciation and amortization	(108)	(94)

Net income	$158	$198

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DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$7	$15
Other current assets	207	225
Property, plant & equipment-net	159	166
Intangibles-net	258	297
Goodwill	581	581
Other non-current assets	214	215

Total assets	$1,426	$1,499

Short-term debt & current portion of long-term debt	$264	$290
Other current liabilities	227	281
Long-term debt	903	954
Deferred income taxes	69	82
Other non-current liabilities	45	70
Shareholders’ deficit	(82)	(178)

Total liabilities & shareholders’ deficit	$1,426	$1,499

Shares outstanding	50.7	50.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2005	2004
Cash provided (used by):
Operating activities	$175	$308
Investing activities:
Payments for acquisitions	(3)	(625)
Purchases of capital assets	(56)	(44)
Other	3	(2)

Total investing activities	(56)	(671)

Financing activities:
Shares repurchased	—	(27)
Dividends	(81)	(74)
Shares issued under employee plans	11	19
Net change in debt	(69)	452

Total financing activities	(139)	370
Effect of exchange rate change on cash	—	1
Cash provided by discontinued operations	12	4

Net (decrease) increase in cash	(8)	12
Cash and cash equivalents: Beginning of period	15	3

End of period	$7	$15

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DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2005	2004
Revenue:
Small Business Services	$257	$258
Financial Services	117	151
Direct Checks	58	68

Total	$432	$477

Operating income:
Small Business Services	$35	$38
Financial Services	20	24
Direct Checks	20	23

Total	$75	$85

	Year Ended December 31,
	2005	2004
Revenue:
Small Business Services	$932	$616
Financial Services	538	666
Direct Checks	246	285

Total	$1,716	$1,567

Operating income:
Small Business Services	$105	$102
Financial Services	120	160
Direct Checks	80	86

Total	$305	$348

The segment information reported here for 2004 was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. As of April 1, 2005, we modified our methodology for allocating corporate costs. Prior to this date, we did not allocate any corporate costs to the NEBS portion of our Small Business Services segment, as NEBS operations were not fully integrated into our corporate functions. On April 1, 2005, NEBS implemented certain of our corporate information systems and began utilizing corporate shared services functions. As such, we began allocating corporate costs to the NEBS portion of the Small Business Services segment for those corporate functions being utilized by the NEBS business.

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